Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is made as of this 25 day of November, 2008 between IBM Credit LLC, a Delaware limited liability company (“Lender”), and PC Universe Inc., duly organized under the laws of the State of Florida (“Borrower”).

WITNESSETH:

WHEREAS, Lender has made loans to Borrower, as evidenced by that certain Agreement for Wholesale Financing, dated as of November 1, 2007, (as amended, modified or supplemented from time to time, the “AWF”) and any other documents, agreements, certificates or other instruments executed in connection therewith or otherwise evidencing such loans (together with the AWF, as amended, supplemented or modified from time to time, the “Loan Documents”). Pursuant to the Loan Documents the Lender has made loans and other financial accommodations to Borrower on the terms and conditions contained therein and Borrower has granted to Lender liens and security interests in substantially all at Borrower’s assets to secure all of Borrower’s liabilities and obligations to Lender under the Loan Documents (the “Liabilities”);

WHEREAS, Lender has exercised its rights under the Loan Documents for the prompt and unconditional performance and payment by Borrower of the Liabilities:

WHEREAS, Borrower desires Lender’s release from the Liabilities and Lender is willing to grant such release subject to and in consideration of the terms and conditions set forth below.

NOW THEREFORE, the Lender and Borrower hereby agree as follows:

1.

Definitions.

Capitalized terms used herein without definition shall have the meaning ascribed thereto in the AWF.

2.

For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Lender, the Lender does hereby, subject to paragraphs 4, 5, and 7 hereof, remise, release and forever discharge Borrower, each of the present and former shareholders, directors, officers, employees, agents, affiliates and representatives of the foregoing and their respective successors and assigns of and from any and all commitments, covenants, agreements, indebtedness, suits, demands, obligations and liabilities, of every kind and nature, including claims and causes of action both in law and in equity, which the Lender ever had, now has or may have after the date hereof arising solely from or solely in connection with the Liabilities, against any such party, whether asserted, unasserted, absolute, contingent, known or unknown. The Lender hereby agrees further to release the liens and security interests granted by Borrower to Lender pursuant to the Loan Documents.

3.

For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower does hereby remise, release and forever discharge Lender, its shareholders, directors, officers, employees, agents, affiliates and representatives and their respective successors and assigns of and from any and all demands, claims or otherwise, of every kind and nature, including claims and causes of action both in law and in equity, which it ever had, now has or may have after the date hereof arising in connection with the Loan Documents or the arrangements or transactions contemplated thereby or entered into in connection therewith, against Lender or any other such party, whether asserted, unasserted, absolute, contingent, known or unknown.

4.

Borrower hereby agrees to remit to Lender the amount of Two Hundred and Seventy Five Thousand Dollars ($275,000.00) in immediately available funds for receipt by Lender, on or before December 5, 2008 in full satisfaction of the Liabilities, as follows:

PC Universe Settlement and Release	Page 1 of 3	12/1/2008

Wire Transfers: PNC Bank

Atlanta, Ga.

Routing or ABA # 043 000 096

Account # 1017308073

Payable to IBM Credit LLC

Phone (732) 220 3258 Contact- Donna Haber

5.

Borrower acknowledges and agrees that subject to and contingent on Lender’s receipt of the total sums indicated in Section 4, Lender shall relinquish its interest in the Borrower’s blocked account effective November 25, 2008 at 5pm EST.

6.

Lender further agrees, at the expense of Borrower or a successor of Borrower, to execute such releases and other documentation which Borrower may reasonably request to effectuate the release of liens and security interests referred to in paragraph 1 above.

7.

The agreements set forth herein are specifically contingent upon the receipt by Lender of payment in full by the Borrower, prior to the close of business on December 1, 2008, of the total amount set forth in paragraph 4 above. In the event that Lender does not so receive the aforesaid amount by the time and in the manner set forth in paragraph 4, the Agreement shall be null and void.

8.

Lender hereby represents that it: (i) has not assigned any claim or possible claim referenced in paragraph 1 hereof, (ii) fully intends to be legally bound by this Agreement, and (iii) has had an opportunity to review this general release with counsel and understand the consequences hereof. Borrower hereby represents that: (i) it has not assigned any claim or possible claim against the Lender, (ii) it fully intends to be legally bound by this Agreement, and (iii) it has had an opportunity to review this general release with counsel and understands the consequences hereof.

9.

Both parties agree not to publicize or disclose the terms and conditions of this Agreement or the underlying circumstances except with the prior written consent of the other party hereto. Notwithstanding the foregoing, Lender may disclose the terms and conditions of this Agreement to representatives of International Business Machines Corporation, its parent corporation.

10.

This Agreement shall be governed by the laws of the State of New York (without giving effect to conflict of law provisions).

11.

If any paragraph or provision of this Agreement is found to be illegal or unenforceable for any reason, only the paragraph or provision found to be illegal or unenforceable shall be affected and the remainder of the Agreement will continue to have full force and effect.

12.

The execution and delivery of this Agreement by Lender and Borrower has been authorized by all necessary and appropriate corporate actions by each entity and the person signing this Agreement on behalf of each party is so authorized to act.

13.

This Agreement may be executed in counterparts. Each such counterpart shall be deemed an original, but all such executed counterparts shall constitute on and the same agreement.

Reference to the Lender or Borrower in this Agreement shall include the respective successors and assigns thereof.

The remainder of this page is left intentionally blank.

PC Universe Settlement and Release	Page 2 of 3	12/1/2008

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

IBM Credit LLC			PC Universe Inc.

By:	/s/ PETER F. BROWN	By:	/s/ TOM M. LIVIA
Print Name: Title:	Peter F. Brown Credit Manager	Print Name: Title:	Tom M. Livia President and CEO

PC Universe Settlement and Release	Page 3 of 3	12/1/2008